CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price Per Unit	Aggregate Offering Price	Registration Fee (1)
6.75% Senior Notes due 2013	$100,000,000	100%	$100,000,000	$10,700

(1)	An aggregate of $150,000,000 of the debt securities being offered pursuant to this prospectus supplement have been registered under Registration Statement (File No. 333-25579, to which this prospectus relates pursuant to Rule 429), for which the registration fee already has been paid. The registration fee paid hereby relates to the $100,000,000 of debt securities being offered pursuant to this prospectus supplement, which are being registered under Registration Statement (File No. 333-134420).

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134420
and 333-25579
Prospectus Supplement
May 24, 2006
(To Prospectus dated May 24, 2006)
$250,000,000
Belo Corp.
6.75% Senior Notes Due 2013
        The notes will bear interest at the rate of 6.75% per year and mature on May 30, 2013. Interest will be payable semi-annually in arrears on May 30 and November 30, beginning on November 30, 2006. We may redeem the notes, at our option, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under the heading “Description of the Notes — Optional Redemption.”
      The notes will be unsubordinated and unsecured obligations ranking equally with all of our existing and future unsubordinated and unsecured obligations.
      The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

	Per Note	Total

Public offering price(1)	99.553%	$248,882,500
Underwriting discount	0.625%	$1,562,500
Proceeds, before expenses, to us	98.928%	$247,320,000

(1)	Plus accrued interest, if any, from May 26, 2006, if settlement occurs after that date.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, against payment in New York, New York on May 26, 2006.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

Senior Co-Managers

BNP PARIBAS	BNY Capital Markets, Inc.
Lazard Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Daiwa Securities America Inc.	Harris Nesbitt

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided, authorized or used by us. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about debt securities we may offer from time to time, some of which does not apply to the notes we are offering by this prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference herein that are described under “Where You Can Find More Information” in the accompanying prospectus.
      To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.
      In this prospectus supplement, references to “Belo,” “the Company,” “we,” “us” and “our” mean Belo Corp., unless we state otherwise or the context indicates otherwise.
FORWARD-LOOKING STATEMENTS
      Statements in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference into them concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings or other financial and non-financial items that are not historical facts are “forward-looking statements.” Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
      Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as the following:

•	changes in advertising demand, interest rates and newsprint prices;

•	newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations;

•	technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content;

•	development of Internet commerce;

•	industry cycles;

•	changes in pricing or other actions by competitors and suppliers;

•	regulatory changes;

•	adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities;

•	the effects of Company acquisitions and dispositions;

•	the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina;

•	general economic conditions; and

•	significant armed conflict,
as well as other risks detailed in Belo’s other public disclosures and filings with the SEC.

S-i

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in the materials filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Where You Can Find More Information” in the accompanying prospectus.
The Company
      Belo Corp. began as a Texas newspaper company in 1842 and today is one of the nation’s largest media companies with a diversified group of market-leading television broadcasting, newspaper publishing, cable news and interactive media operations. We operate news and information franchises in a number of markets and regions. We own 19 television stations (six in the largest 15 U.S. markets) that reach 14 percent of U.S. television households, and manage one television station through a local marketing agreement. In addition, we own one local and two regional cable news channels and hold ownership interests in four others. Our daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). We operate more than 30 Web sites, participate in several interactive alliances and offer a broad range of Internet-based products.

The Offering

Issuer	Belo Corp.

Securities Offered	$250 million aggregate principal amount of 6.75% Senior Notes due 2013

Maturity Date	May 30, 2013

Interest Rate	6.75% per year

Interest Payment Dates	Interest will accrue from the settlement date and will be payable semi-annually in arrears on May 30 and November 30, beginning on November 30, 2006.

Ranking	The notes will be unsubordinated and unsecured obligations ranking equally with all of our existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of the debt and other liabilities of our subsidiaries with respect to the assets of such subsidiaries. In addition, claims of holders of the notes will be effectively subordinated to the claims of holders of our secured debt with respect to the collateral securing such claims. As of March 31, 2006, we had no secured debt, and our subsidiaries did not have any indebtedness.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption price described in “Description of the Notes — Optional Redemption.”

Covenants	We will issue the notes under an indenture between us and JPMorgan Chase Bank, N.A. The indenture limits our ability to create liens to secure certain indebtedness without also securing the notes. The Indenture also limits our ability to enter into sale and lease-back transactions and to consolidate, merge or transfer assets. See the sections in the accompanying prospectus entitled “Description of Debt Securities — Certain Covenants of the Company — Limitation on Indebtedness Secured by a Mortgage” and “— Limitations on Sale and Lease-Back Transaction” and “Description of Debt Securities — Consolidation, Merger and Sale of Assets.”

Listing	We do not intend to list the notes on any securities exchange.

USE OF PROCEEDS
      We estimate that the net proceeds to us from the sale of the notes will be approximately $246.9 million, after deducting underwriting discounts and our estimated fees and expenses related to the offering. We expect to use substantially all of the net proceeds from the sale of the notes for general corporate purposes, which may include reducing the outstanding balance under our senior credit facility.
RATIO OF EARNINGS TO FIXED CHARGES
      The table below presents the ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 and for each of the quarterly periods ended March 31, 2005 and 2006.

						Three Months
	Years Ended December 31,					Ended March 31,

	2001	2002	2003	2004	2005	2005	2006

Ratio of earnings to fixed charges	1.18	2.96	3.13	3.29	3.17	2.64	2.13
      For purposes of computing the foregoing ratios: (i) earnings consist of earnings before income taxes and the cumulative effect of accounting changes plus total fixed charges less interest capitalized; and (ii) fixed charges consist of interest, whether expensed or capitalized, and the portion of rental expense estimated to represent an interest component.

DESCRIPTION OF THE NOTES
      The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities included in the accompanying prospectus. You should read this section together with the section entitled “Description of Debt Securities” in the accompanying prospectus. If there are any inconsistencies between this section and the accompanying prospectus, you should rely on the information in this section.
General
      The notes constitute a series of debt securities under the Indenture initially limited to $250 million aggregate principal amount. The notes will mature on May 30, 2013, unless earlier redeemed. See “— Optional Redemption.” We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000.
      Interest on the notes will accrue from May 26, 2006 at a rate of 6.75% per year, payable semiannually in arrears (to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date) on May 30 and November 30 of each year, beginning November 30, 2006. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
      If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.
      As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of Dallas or The City of New York are authorized or obligated by law or regulation to close.
      The notes will be unsubordinated and unsecured obligations ranking equally with all of our existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of the debt and other liabilities of our subsidiaries with respect to the assets of such subsidiaries. In addition, claims of holders of the notes will be effectively subordinated to the claims of holders of our secured debt with respect to the collateral securing such claims. As of March 31, 2006, we had no secured debt, and our subsidiaries did not have any indebtedness.
      The defeasance and covenant defeasance provisions of the Indenture described under the caption “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.
      The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.
Further Issuances of Notes
      We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise, as the notes.

Optional Redemption
      The notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of:

•	100% of principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on the redemption date (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points;
plus, in each case, accrued and unpaid interest on the notes to the redemption date.
      As used in this section “— Optional Redemption,” the following terms have the following meanings:
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
      “Independent Investment Banker” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or another independent investment banking institution of national standing appointed by us.
      “Reference Treasury Dealer” means Banc of America Securities LLC, J.P. Morgan Securities Inc. and two other primary U.S. Government securities dealers selected by us (each a “Primary Treasury Dealer”), and their respective successors, but if any of the foregoing ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      Holders of the notes to be redeemed will receive notice of such redemption by first-class mail at least 30 and not more than 60 days before the redemption date. Once notice of redemption is mailed, the notes to be redeemed will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.
      On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Covenants
      The Indenture provides for a limitation on our ability to create liens to secure certain indebtedness without also securing the notes, as described in the accompanying prospectus in the section entitled “Description of Debt Securities — Certain Covenants of the Company — Limitation on Indebtedness Secured by a Mortgage.” The Indenture also provides for a limitation on our ability to enter into sale and lease-back transactions, as described in the accompanying prospectus in the section entitled “Description of Debt Securities — Certain Covenants of the Company — Limitation on Sale and Lease-Back Transactions,” and on our ability to consolidate, merge and transfer assets, as described in the accompanying prospectus in the section entitled “Description of Debt Securities — Consolidation, Merger and Sale of Assets.”
Book-Entry Procedures
      The Depository Trust Company (“DTC”) will act as depositary for securities issued in the form of global securities as described in the accompanying prospectus under the caption “Description of Debt Securities — Global Securities.”
      The following is based on information furnished to us:
      Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
      Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.
      Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
      The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
      Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

      Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
      Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
      Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
      When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
      You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
Concerning the Trustee
      We have been informed that JPMorgan Chase & Co. (“JPMorgan Chase”) has entered into an agreement with The Bank of New York Company, Inc. (“BNY”) pursuant to which JPMorgan Chase intends to exchange portions of its corporate trust business, including municipal and corporate trusteeships, for BNY’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ boards of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006.

UNDERWRITING
      We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Principal Amount
of Notes
Underwriter
Banc of America Securities LLC	$100,000,000
J.P. Morgan Securities Inc.	100,000,000
BNP Paribas Securities Corp.	10,000,000
BNY Capital Markets, Inc.	10,000,000
Lazard Capital Markets, Inc.	10,000,000
SunTrust Capital Markets, Inc.	10,000,000
Daiwa Securities America Inc.	5,000,000
Harris Nesbitt Corp.	5,000,000

Total	$250,000,000

      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.
      The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such price less concessions not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed.
      We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $400,000. The underwriters have agreed to reimburse us for certain of our expenses.
      We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
      In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
      Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
      In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. A portion of the proceeds from the sale of the notes will be used to repay indebtedness owed to the underwriters or their affiliates. In the event that more than 10% of the proceeds will be used to repay such indebtedness, the offering will be conducted in conformity with Rule 2710(h)(2) of the Conduct Rules of the National Association of Securities Dealers, Inc. JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., is acting as the trustee for the notes offered by this prospectus supplement and our other debt securities issued under the indenture. Certain affiliates of the underwriters serve as agents and/or lenders under our revolving credit agreement.
      Lazard Capital Markets LLC has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS (USA)”) pursuant to which MUS (USA) provides certain advisory and/or other services to Lazard Capital Markets LLC, including in respect of this offering. In return for this provision of such services by MUS (USA) to Lazard Capital Markets LLC, Lazard Capital Markets LLC will pay to MUS (USA) a mutually agreed upon fee.
LEGAL MATTERS
      Gibson, Dunn & Crutcher LLP will pass upon the validity of the notes. The underwriters are represented by Cravath, Swaine & Moore LLP.

PROSPECTUS
$1,000,000,000
BELO CORP.
DEBT SECURITIES
        Belo Corp. may offer and sell, from time to time, debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness.
      The aggregate initial offering price of debt securities that may be sold pursuant to this prospectus will be as stated in one or more supplements to this prospectus. We will provide the specific terms of the debt securities to be sold by us in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
      Our principal executive offices are located at P.O. Box 655237, Dallas, Texas 75265-5237. Our telephone number is (214) 977-6606.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. We will provide specific terms of the plan of distribution for any securities to be offered in supplements to this prospectus. The applicable prospectus supplement also will set forth any applicable commissions or discounts and our net proceeds from the sale of securities.

The date of this prospectus is May 24, 2006

ABOUT THIS PROSPECTUS
      This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. Under the automatic shelf process, we may, over time, sell any combination of the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      In this prospectus, references to “Belo,” “the Company,” “we,” “us” and “our” mean Belo Corp., unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our internet address is www.belo.com. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	Our Current Report on Form 8-K filed on March 2, 2006;

•	Our Proxy Statement filed on April 5, 2006; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.
      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Christine E. Larkin
Belo Corp.
P.O. Box 655237
Dallas, Texas 75265-5237
(214) 977-6606
      You should rely only on the information incorporated by reference or provided in this prospectus and any applicable supplement or any free writing prospectus provided, authorized or used by us. We have not authorized anyone else to provide you with other information.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the information we are incorporating by reference into it contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospect and the documents we incorporate by reference regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption “Risk Factors” in the applicable prospectus supplement to be provided with this prospectus as well as other factors which might be described from time to time in our filings with the SEC.
      Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.
USE OF PROCEEDS
      Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. Net proceeds may be temporarily invested before use.

DESCRIPTION OF DEBT SECURITIES
GENERAL
      The debt securities will be issued under an Indenture, as supplemented from time to time in accordance with its terms (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”). The following summary of the Indenture and the debt securities is subject to the detailed provisions of the Indenture, a copy of which is an exhibit to the Registration Statement. Wherever references are made to particular provisions of the Indenture, such provisions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. Certain defined terms in the Indenture are capitalized herein. Italicized references appearing in parentheses are to section numbers of the Indenture. As used in this “Description of the Debt Securities,” the “Company” refers to Belo Corp. and does not include its subsidiaries.
      The Indenture does not limit the amount of debt securities that may be issued thereunder. It provides that debt securities may be issued from time to time in series. The debt securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.
      The applicable prospectus supplement will describe the specific terms of the debt securities we will offer, including, where applicable, the following:

•	the title of such debt securities;

•	the limit, if any, upon the aggregate principal amount of such debt securities;

•	the dates on which or periods during which such debt securities may be issued and the date or dates on which the principal of (and premium, if any, on) such debt securities will be payable;

•	the rate or rates, if any, or the method of determination thereof, at which such debt securities will bear interest, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable and the regular record dates for the interest payable on such interest payment dates;

•	the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a Holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	the periods within which or the dates on which, the prices, if any, at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such debt securities will be issuable;

•	whether such debt securities are to be issued at less than the principal amount thereof and the amount of discount with which such debt securities will be issued;

•	provisions, if any, for the defeasance of such debt securities;

•	if other than United States dollars, the currency or composite currency in which such debt securities are to be denominated, or in which payment of the principal of (and premium, if any) and interest on such debt securities will be made and the circumstances, if any, when such currency of payment may be changed;

•	if the principal of (and premium, if any) or interest on such debt securities are to be payable, at the election of the Company or a holder, in a currency or composite currency other than that in which such debt securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency or composite currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities are to be paid pursuant to such election;

•	if the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to an index including, but not limited to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•	whether such debt securities will be issued in the form of one or more Global Securities and, if so, the identity of the depository for such Global Securities;

•	any additions to or changes in the Events of Default or covenants relating solely to such debt securities or any Events of Default or covenants generally applicable to debt securities which are not to apply to the particular series of debt securities in respect of which the prospectus supplement is being delivered;

•	if the Company will pay additional amounts on any of the debt securities of any series to any Holder who is a United States Alien, in respect of any tax or assessment withheld, under what circumstances and with what procedures the Company will pay such amounts;

•	any terms applicable to original issue discount, if any, including the rate or rates at which such original issue discount, if any, shall accrue; and

•	any other terms of such debt securities not inconsistent with the provisions of the Indenture. (Section 3.1)

Unless otherwise indicated in the applicable prospectus supplement, the Indenture does not afford the holder of any series of debt securities the right to tender such debt securities to the Company for repurchase, or provide for any increase in the rate or rates of interest per annum at which such debt securities will bear interest, in the event the Company should become involved in a highly leveraged transaction.
      The debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities or to other debt securities offered and sold at par which are treated as having been issued at a discount for federal income tax purposes will be described in the prospectus supplement relating thereto.
      A substantial portion of the assets of the Company is held by subsidiaries. The Company’s right and the rights of its creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary. There is no restriction in the Indenture against subsidiaries of the Company incurring unsecured indebtedness.
      Unless otherwise described in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000, and will be payable only in United States dollars. (Section 3.2) In addition, all or a portion of the debt securities of any series may be issued as permanent registered Global Securities which will be exchangeable for definitive debt securities only under certain conditions. (Section 2.3) The applicable prospectus supplement indicates the denominations to be issued, the procedures for payment of interest and principal thereon, and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5)

      The Company shall deliver debt securities of any series, duly executed by the Company, to the Trustee for authentication, together with an order for the authentication and delivery of such debt securities. The Trustee, in accordance with such order, shall authenticate and deliver such debt securities. No debt securities of any series shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears thereon a certificate of authentication substantially in the form provided for in the Indenture and manually executed by the Trustee or an authenticating agent duly appointed by the Trustee. Such certificate shall be conclusive evidence, and the only evidence, that such debt securities have been duly authenticated and delivered under, and are entitled to the benefits of, the Indenture. (Section 3.3)
GLOBAL SECURITIES
      The debt securities of a particular series may be issued in the form of one or more Global Securities which will be deposited with a depository (the “Depositary”), or its nominee, each of which will be identified in the prospectus supplement relating to such series. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 2.3) The specific terms of the depository arrangement with respect to any portion of a particular series of debt securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.
      Upon the issuance of a Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of such persons having accounts with such Depositary (“participants”) as shall be designated by the underwriters or agents participating in the distribution of such debt securities or by the Company if such debt securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. Such depository arrangements and such laws may impair the ability to transfer beneficial interests in a Global Security.
      So long as the Depositary for a Global Security or its nominee is the registered owner thereof, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture for any other purpose.
      Principal, premium, if any, and interest payments on a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for debt securities of the series represented by such Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
      The Company expects that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.
      If the Depositary for a Global Security representing debt securities of a particular series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue debt securities of such series in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the debt securities of a particular series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Securities representing debt securities of such series.
      The following is based on information furnished to us:
      Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
      Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.
      DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Any redemption notices must be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.
      Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.
      Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.
      DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.
CERTAIN COVENANTS OF THE COMPANY
      Limitation on Indebtedness Secured by a Mortgage. The Indenture provides that neither the Company nor any Restricted Subsidiary will create, assume, guarantee or suffer to exist any Indebtedness secured by any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance (“Mortgage”) on any assets of the Company or a Restricted Subsidiary unless the Company secures or causes such Restricted Subsidiary to secure the debt securities equally and ratably with, or prior to, such secured Indebtedness. This restriction will not apply to Indebtedness secured by:

•	Mortgages on the property of any corporation which Mortgages existed at the time such corporation became a Restricted Subsidiary;

•	Mortgages in favor of the Company or a Restricted Subsidiary;

•	Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any state or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to such Mortgages;

•	Mortgages on any property subsequently acquired by the Company or any Restricted Subsidiary, contemporaneously with such acquisition or within 120 days thereafter, to secure or provide for the payment of any part of the purchase price, construction or improvement of such property, or

Mortgages assumed by the Company or any Restricted Subsidiary upon any property subsequently acquired by the Company or any Restricted Subsidiary which were existing at the time of such acquisition, provided that the amount of any Indebtedness secured by any such Mortgage created or assumed does not exceed the cost to the Company or Restricted Subsidiary, as the case may be, of the property covered by such Mortgage;

•	Mortgages existing at the date of issuance of the first series of debt securities under the Indenture;

•	Mortgages representing the extension, renewal or refunding of any Mortgage referred to in the foregoing bullet points, inclusive; and

•	any other Mortgage, other than Mortgages referred to in the foregoing bullet points, so long as the aggregate of all Indebtedness secured by Mortgages pursuant to this clause and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time (not including those in connection with which the Company has voluntarily retired funded Indebtedness as provided in the Indenture) does not exceed 15% of Consolidated Net Tangible Assets. (Section 10.7)

      Limitation on Sale and Lease-Back Transactions. The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either (i) the Company or such Restricted Subsidiary would be entitled, pursuant to the foregoing covenant relating to “Limitation on Indebtedness Secured by a Mortgage,” to create, assume, guarantee or suffer Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction secured by a Mortgage on the property to be leased without equally and ratably securing the debt securities or (ii) the Company or such Restricted Subsidiary, within four months after the effective date of such transaction, applies an amount equal to the greater of (x) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (y) the Value of such Sale and Lease-Back Transaction, to the voluntary retirement of the debt securities or other unsubordinated funded Indebtedness of the Company or such Restricted Subsidiary. (Section 10.8)
      Certain Definitions. “Consolidated Net Tangible Assets” is defined in the Indenture to mean total consolidated assets of the Company and its Restricted Subsidiaries, less (i) current liabilities of the Company and its Restricted Subsidiaries, and (ii) the net book amount of all intangible assets of the Company and its Restricted Subsidiaries. (Section 10.7)
      “Consolidated Subsidiary” is defined in the Indenture to mean a Subsidiary the accounts of which are consolidated with those of the Company for public financial reporting purposes. (Section 1.1)
      “Indebtedness” is defined in the Indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet (other than liabilities evidenced by obligations under leases and contracts payable for broadcast rights), (ii) indebtedness secured by any Mortgage existing on property owned subject to such Mortgage, whether or not such secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any such indebtedness of others described in the foregoing clauses (i) or (ii), including guarantees and endorsements (other than for purposes of collection in the ordinary course of business of any such indebtedness). (Section 10.7)
      “Principal Property” is defined in the Indenture to mean any manufacturing or printing plant, distribution center, warehouse, office building, television station or transmission facility owned by the Company or any Restricted Subsidiary or any other property or right owned by or granted to the Company or any Restricted Subsidiary and used or held for use in the newspaper or television business conducted by the Company or any Restricted Subsidiary, except for any such property or right which, in the opinion of the Board of Directors of the Company as set forth in a Board Resolution adopted in good faith, is not material to the total business conducted by the Company and its Restricted Subsidiaries considered as one enterprise. (Section 1.1)
      “Restricted Subsidiary” is defined in the Indenture to mean each Subsidiary of the Company as of the date of the Indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors of the Company before, or within 120 days following, such creation or acquisition. (Section 10.7)
      “Sale and Lease-Back Transaction” is defined in the Indenture as the leasing by the Company or a Subsidiary for a period of more than three years of any Principal Property which has been sold or is to be sold or transferred by the Company or any such Subsidiary to any party (other than the Company or a Subsidiary). (Section 10.8)
      “Subsidiary” is defined in the Indenture to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 1.1)
      “Value” is defined in the Indenture to mean, with respect to any particular Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the fair value in the opinion of the Board of Directors of the Company of such property at the time of the Company’s entering into such Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term. (Section 10.8)
CONSOLIDATION, MERGER AND SALE OF ASSETS
      The Indenture provides that the Company may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any other party, unless, among other things, (i) the corporation formed by such consolidation or into which the Company is merged or the party which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety, is organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes the Company’s obligations on the debt securities and under the Indenture by means of an indenture supplemental to the Indenture; and (ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. (Section 8.1)
EVENTS OF DEFAULT, WAIVER AND NOTICE
      With respect to the debt securities of any series, an Event of Default is defined in the Indenture as being:

•	default for 30 days in payment of any interest upon the debt securities of such series;

•	default in payment of the principal of or premium, if any, on the debt securities of such series when due either at maturity or upon acceleration, redemption or otherwise;

•	default by the Company in the performance of any other of the covenants or warranties in the Indenture for the benefit of such series applicable to the Company which shall not have been remedied for a period of 60 days after Notice of Default;

•	the failure to pay when due any indebtedness for money borrowed (including indebtedness under debt securities other than that series) with a principal amount then outstanding in excess of $20,000,000 under any mortgage, indenture or instrument under which any such indebtedness is issued or secured (including the Indenture), or any other default which results in the acceleration of maturity of such indebtedness, unless such indebtedness or acceleration shall have been discharged or annulled within 10 days after due notice by the Trustee or by Holders of at least 10% in principal amount of the Outstanding debt securities of that series; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary. (Section 5.1)

Within 90 days after the occurrence of any Event of Default under the Indenture with respect to debt securities of any series, the Trustee is required to notify the Holders of debt securities of any default unless, in the case of any default other than a default in the payment of principal of or premium, if any, or interest on any debt securities, a trust committee of the Board of Directors or Responsible Officers of the Trustee in good faith considers it in the interest of the Holders of debt securities not to do so. (Section 6.2)
      The Indenture provides that if an Event of Default, other than an Event of Default as described in the fifth bullet point in the above paragraph with respect to debt securities of any series shall have occurred and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the debt securities of that series then Outstanding may declare the entire principal and accrued interest of all debt securities of such series (or, if any of the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) to be due and payable immediately. If an Event of Default described in fifth bullet point in the above paragraph with respect to any series of debt securities Outstanding under the Indenture occurs, the principal amount (or, if any of the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Any time after acceleration with respect to the debt securities of any series has been made, but before a judgment or decree for the payment of money based on such acceleration has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding debt securities of that series, may, under certain circumstances, rescind and annul such acceleration. The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive any past defaults under the Indenture with respect to the debt securities of such series, except defaults in payment of principal of or premium, if any (other than by a declaration of acceleration), or interest on the debt securities or provisions of such series that may not be modified or amended without the consent of the Holders of all Outstanding debt securities of such series. (Sections 5.2 and 5.13)
      “Significant Subsidiary” is defined in the Indenture to mean any Subsidiary (i) which, as of the close of the fiscal year of the Company immediately preceding the date of determination, contributed more than 10% of the consolidated net operating revenues of the Company and its Consolidated Subsidiaries for such year or (ii) the total assets of which as of the close of such immediately preceding fiscal year exceeded 10% of the Consolidated Net Tangible Assets of the Company and its Consolidated Subsidiaries. (Section 5.1)
      The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its covenants and agreements under the Indenture. (Section 10.9)
      Subject to certain conditions set forth in the Indenture, the Holders of a majority in principal amount of the then Outstanding debt securities of any series with respect to which an Event of Default has occurred shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture in respect of such series. No Holder of any debt securities shall have any right to cause the Trustee to institute any proceedings, judicial or otherwise, with respect to the Indenture or any remedy thereunder unless, among other things, the Holder or Holders of debt securities shall have offered to the Trustee reasonable indemnity against costs, expenses and liabilities relating to such proceedings. (Sections 5.12 and 5.7)
      The Indenture provides that, in determining whether the Holders of the requisite aggregate principal amount of the Outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action thereunder as of any date, (a) the principal amount of an Original Issue Discount Security which shall be deemed to be Outstanding shall be the amount of the principal thereof which would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (b) if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable, the principal amount of such debt security which shall be deemed to be Outstanding shall be the amount as established in or pursuant to a Board Resolution and set forth, or determined in the manner provided, in an Officers’ Certificate, or established in one or more supplemental indentures, prior to the issuance of such debt securities, (c) the principal amount of a debt security denominated in one or more foreign currencies or currency units which shall be deemed to be Outstanding shall be the U.S. dollar equivalent, determined as of such date in the manner as described in clause (b) above, of the principal amount of such debt security (or, in the case of a debt security described in clause (a) or (b) above, of the amount determined as provided in such clause), and (d) debt securities owned by the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities which the Trustee actually knows to be so owned shall be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not the Company or any other obligor upon the debt securities or any Affiliate of the Company or of such other obligor. (Section 1.1)
MODIFICATION OF THE INDENTURE
      The Indenture provides that the Company and the Trustee may, without the consent of the Holders, modify or amend the Indenture in order to:

•	evidence the succession of another corporation to the Company and the assumption by any such successor corporation of the covenants of the Company in the Indenture and in the debt securities;

•	add to the covenants, agreements and obligations of the Company for the benefit of the Holders of all or any series of debt securities;

•	add any additional Events of Default to the Indenture;

•	add to or change any of the provisions of the Indenture necessary to permit the issuance of debt securities in bearer form, registrable as to principal, and with or without interest coupons;

•	add to, change or eliminate any of the provisions of the Indenture, in respect of one or more series of debt securities, provided that any such addition, change or elimination may not apply to any debt security of any series created prior to such addition, change or elimination;

•	establish the form or terms of debt securities of any series as permitted under the Indenture;

•	evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the debt securities of one or more series; or

•	cure any ambiguity, or correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, provided such action does not adversely affect the interest of the Holders of debt securities of any series.
      With respect to the debt securities of any series, modification or amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the debt securities of such series, except that no such modification or amendment may, without the consent of the Holders of all then Outstanding debt securities of such series:

•	change the due date of the principal of, or any installment of principal of or interest on, any debt securities of such series;

•	reduce the principal amount of, or any installment of principal or interest or rate of interest on, or any premium payable on redemption of any debt securities of such series;

•	reduce the principal amount of any debt securities of such series payable upon acceleration of the maturity thereof;

•	change the place or the currency of payment of principal of, or any premium or interest on, any debt securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of such series on or after the due date thereof (or, in the case of redemption, on or after the redemption date thereof);

•	reduce the percentage in principal amount of debt securities of such series then Outstanding, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify certain provisions of the Indenture regarding the amendment or modification of, or waiver with respect to, any provision of the Indenture or the debt securities. (Section 9.2)
DISCHARGE OF THE INDENTURE
      The Indenture, with respect to the debt securities of any series (if all series issued under the Indenture are not to be affected), shall upon the written request or order of the Company cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of debt securities therein expressly provided for), when:

•	either (A) all debt securities theretofore authenticated and delivered (other than (1) debt securities which have been destroyed, lost or stolen and which have been replaced or paid and (2) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all such debt securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if the debt securities of such series are denominated and payable only in United States dollars and such debt securities are to be called for redemption within one year, and the Company in the case of (1), (2) or (3) above, has deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or any redemption date, as the case may be;

•	the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and

•	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 4.1)
DEFEASANCE AND COVENANT DEFEASANCE
      Unless otherwise specified in the applicable prospectus supplement, the following provisions relating to defeasance and discharge of indebtedness, or relating to defeasance of certain covenants in the Indenture, will apply to the debt securities of any series, or to any specified part of a series. (Section 13.1)
      Defeasance and Discharge. The Indenture provides that the Company will be discharged from all its obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of and any premium and interest on and any mandatory sinking fund payments in respect of such debt securities on the respective Stated Maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue

Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Sections 13.1 and 13.2)
      Defeasance of Certain Covenants. The Indenture provides that the Company may omit to comply with certain restrictive covenants described under the captions “Certain Covenants of the Company — Limitation on Indebtedness Secured by a Mortgage” and “Certain Covenants of the Company — Limitation on Sale and Leaseback Transactions” above and any that may be described in the applicable prospectus supplement, and that such omission will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. In order to do so, the Company will be required to deposit, in trust for the benefit of the Holders of such debt securities, money or U.S. Government Obligations, or both, which through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of the principal of and any premium and interest on and any mandatory sinking fund payments in respect of such debt securities on the respective Stated Maturities in accordance with the terms of the Indenture and such debt securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the event the Company exercises this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, the Company will remain liable for such payments. (Sections 13.1 and 13.2)
THE TRUSTEE
      JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, will serve as the Trustee for the debt securities. In the ordinary course of business, JPMorgan Chase Bank, N.A., or its affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for the Company and its subsidiaries for which they will receive customary compensation. These services include acting as administrative agent and as joint lead arranger and joint bookrunner for the Company’s credit facility.
      The Trustee may serve as a trustee under other indentures entered into by the Company. Upon the occurrence of an Event of Default under the Indenture or an event which, after notice or lapse of time or both, would become such an Event of Default, or upon the occurrence of a default under any such other indenture, the Trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act and, unless the Trustee is able to eliminate any such conflicting interest, the Trustee may be required to resign as Trustee under the Indenture. In that event, the Company would be required to appoint a successor Trustee for the Indenture.
GOVERNING LAW
      The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12)

PLAN OF DISTRIBUTION
      We may sell any of the debt securities offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers,

•	through agents,

•	through dealers, and

•	directly by us.
Sale Through Underwriters or Dealers
      If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
      If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
      We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
LEGAL MATTERS
      Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP will pass upon the validity of any debt securities issued under this prospectus. Any underwriters will be represented by their own legal counsel, which will be named in the prospectus supplement.
EXPERTS
      The consolidated financial statements of Belo Corp. appearing in Belo Corp.’s Annual Report on Form 10-K for the year ended December 31, 2005, and Belo Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$250,000,000
Belo Corp.
6.75% Senior Notes Due 2013

PROSPECTUS SUPPLEMENT
May 24, 2006

Joint Book-Running Managers
Banc of America Securities LLC
JPMorgan
Senior Co-Managers
BNP PARIBAS
BNY Capital Markets, Inc.
Lazard Capital Markets
SunTrust Robinson Humphrey
Co-Managers
Daiwa Securities America Inc.
Harris Nesbitt